UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 24, 2006
Marshall Edwards, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-50484	51-0407811
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

140 Wicks Road, North Ryde, NSW, Australia	2113
(Address of Principal Executive Offices)(Zip Code)	(Zip Code)
Registrant’s telephone number, including area code: (011) 61 2 8877-6196
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On November 28, 2006, Marshall Edwards, Inc. (the “Company”) announced that the Board of Directors of the Company appointed Professor Bryan Williams as non-executive Chairman of the Board of Directors of the Company effective November 24, 2006. Dr. Graham Kelly was formerly executive Chairman of the Board of the Company. Professor Williams’ new role of Chairman of the Board of Directors does not change his status as a non-executive director. The Company intends to eliminate the officer position of Chairman of the Board. Dr. Kelly remains a non-executive director of the Company. A copy of the Company’s press release is attached hereto as Exhibit 99.1.
     Professor Williams, age 57, has been one of the Company’s directors since March 2006 when he was appointed by the Company’s Board to fill the vacancy created by the resignation of Professor David de Kretser from the Board of Directors. Professor Williams has over 30 years of experience in basic and pre-clinical cancer research. Since January 1, 2006, Professor Williams has been the director of the Monash Institute of Medical Research in Melbourne, Australia. From 1991 to 2005, Professor Williams was Chairman of the Department of Cancer Biology, Lerner Research Institute, The Cleveland Clinic Foundation, Cleveland, Ohio. From 1993 to 2005, Professor Williams was Professor, Department of Genetics at Case Western Reserve University, Cleveland, Ohio. From 1998 to 2005, Professor Williams was an Adjunct Professor in the Departments of Chemistry at Cleveland State University and Kent State University, also both in Ohio. Professor Williams holds a B.Sc. (Hons)(Microbiology) and PhD (Microbiology) from the University of Otago, New Zealand. He is an Honorary Fellow of the Royal Society of New Zealand. Professor Williams’ term as a director expires at the annual meeting in 2006. In connection with the 2006 annual meeting of stockholders, Professor Williams has been nominated for election to the Board of Directors to serve for a new term expiring at the annual meeting in 2009.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
99.1	Press Release dated November 28, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARSHALL EDWARDS, INC.
Dated: November 30, 2006	By:	/s/ David R. Seaton
Chief Financial Officer
(Duly Authorized Officer and Principal Financial Officer